EXHIBIT 99.1
JDA Software Group, Inc. NEWS RELEASE	JDA Investor Relations Contacts:
Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com
Kristen L. Magnuson, Executive Vice President &
Chief Financial Officer, JDA Software Group, Inc.
Tel: 480-308-3000

JDA Software Announces Expected First Quarter Results

     Scottsdale, Ariz. – April 2, 2003 – JDA® Software Group, Inc. (Nasdaq: JDAS) today announced preliminary financial results for the first quarter ended March 31, 2003. Based on unaudited results, JDA anticipates total revenues of approximately $41 million, and software revenues of approximately $7.7 million, compared to total revenues of $59.1 million and software revenues of $19.5 million, in first quarter 2002. The Company expects to report a GAAP net loss per share of approximately $0.08 to $0.09 for the first quarter 2003, compared to net income of $0.16 per share last year. These anticipated results are preliminary and based on partial information and management assumptions. The Company plans to announce its final results for the quarter on April 21, 2003, and will remain in a quiet period until then.

     The company stated that no large deals ($1 million or greater) were signed during the quarter due to growing uncertainty about global economic conditions and increased international tensions. Cash flow from operations remained positive during the quarter, and the company ended the quarter with approximately $105 million in cash and investments.

     “Our results were heavily impacted by two factors this quarter. First, weak economic conditions, including our customers’ own poor sales, have impacted spending. Every geographic region in which we operate experienced increased delays in spending decisions as a result of an apparent lock down on budgets. Second, the Customer Value Program impacted revenues, particularly services revenues, to a greater extent than anticipated because of the heavy involvement of our services personnel in the program’s rollout, and the reorganization of our sales organization,” commented Chief Executive Officer Jim Armstrong. “Although disruptive, the investment in our customer relations at a time like this will pay off in the short run in terms of improved cash collections, and in the long run in terms of growth as confidence returns.”

CONFERENCE CALL INFORMATION

     JDA plans to report its actual financial results for the first quarter 2003, on April 21, 2003 at 4:00 p.m. EST and hold its regularly scheduled conference call at approximately 4:45 pm EST. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA First Quarter 2003 Earnings.” A replay of the conference call will begin April 21, 2003 at 9:00 pm EST and will end on May 5, 2003 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using Access 3822466.

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JDA Announces 1Q2003 Preliminary Earnings

ABOUT JDA SOFTWARE

     With more than 4,800 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,200 associates operating from 31 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

     This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation: (i) our disclosure of anticipated operating results for the first quarter of 2003, including total revenues, software revenues, net loss per share, and cash and cash flow; and (ii) our expectation that the CVP reorganization will result in short-term cash collections and long-term growth. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) our preliminary first quarter operating results may change once we complete our quarterly accounting; and (b) the CVP reorganization may not produce the short-term and long-term benefits that we expect, particularly if current weak economic conditions persist; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

     “JDA” and “JDA Portfolio are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260